UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2013

AMARANTUS BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

675 Almanor Ave Sunnydale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 4th, 2013, the Company received the Final Report from the Swiss-based, neuroscience-focused consulting firm the company previously disclosed it had retained to conduct a full review of the data generated as a result of the Company’s research grant with the Michael J. Fox Foundation entitled “Comparisons and Actions of MANF and GDNF in a Rodent Model of Parkinson’s Disease”. A summary report in the “Executive Summary” section of the report states:

EXECUTIVE SUMMARY

  The objectives of this study were (1) to confirm MANF’s activity in the 6-OHDA model of Parkinson’s disease (PD), (2) to evaluate striatal and nigral administration of MANF, (3) to administer MANF in neuroprotection and neuroregeneration protocols, (4) to asses different dose levels of MANF, (5) to compare MANF with GDNF under identical experimental conditions, (6) to apply an array of behavioral, structural and functional measures, and (7) to measure diffusion of MANF after convection enhanced delivery.
  MANF displayed strong neuroprotective activity when administered to the striatum as evidenced by normalized ipsilateral rotational behavior evoked by amphetamine and protection of TH+ cell bodies in the substantia nigra.
  MANF prevented the striatal 6-OHDA-induced decrease of striatal dopaminergic terminals when administered to the substantia nigra.
  MANF’s activity is dependent on its location of administration and MANF’s effects manifest themselves distal to the administration site. Striatal administration of MANF protects nigral cell bodies while nigral administration of MANF protects striatal dopaminergic fiber densities.
  MANF may display effects contralateral to the growth factor administration site.
  MANF could be delivered to the striatum by convection enhanced delivery and MANF diffusion and distribution volumes could be measured by immunohistochemistry.
  Continued MANF development for the treatment of PD is warranted based on the results of this present study, the known mechanism of action and published literature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE, INC.

Date: April 9, 2013	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer